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                                                                      Exhibit 99

                                  [LOGO] FIRST
                                         PLACE
                                         FINANCIAL CORP



For Immediate Release                     For Further Information:
                                          Joseph Noss, Vice President, Marketing
                                          (330) 726-4600 Ext. 1137

               First Place Bank Announces President's Retirement

Warren, Ohio (NASDAQ:FPFC) - First Place Financial Corp. announces the retirement of Jeffrey L. Francis, Executive Vice President and Chief Operating Officer, effective April 1, 2003 after over 30 successful years in the local banking industry. Mr. Francis also served as President and Chief Operating Officer of First Place Bank, chief subsidiary of First Place Financial Corp.

Mr. Francis began his career in 1973 as a loan officer and progressed through management to become the President and Chief Executive Officer of First Federal Savings Bank of Youngstown. Mr. Francis was responsible for coordinating the successful conversion of First Federal Savings Bank of Youngstown from a mutual savings and loan to a publicly traded financial institution in 1993 and for leading the successful name change of First Federal Savings Bank of Youngstown to FFY Bank in 1999. Mr. Francis also played an integral role in FFY's merger with First Federal of Warren in December of 2000 to form one of the region's leading financial services provider, First Place Financial Corp.

"What can you say about a thirty year career that has been so meaningful to this community, the First Place organization, and, especially, to the people who have worked with Jeff throughout his career. His passion for this valley is well documented, but most notable is the respect he has earned," said Steven R. Lewis, President and Chief Executive Officer of First Place Financial Corp. "Jeff's vision and experience was integral in the creation of First Place. On behalf of the board and employees of First Place, he will be greatly missed and we wish him the very best that retirement can offer."

Although retiring from his day-to-day responsibilities, Mr. Francis will continue to serve as a member of the Board of Directors of First Place Financial Corp. and First Place Bank.

Mr. Francis is retiring to spend more time with his five children and wife, Shari, and currently resides in Liberty, Ohio. A graduate of Champion High School, Mr. Francis also holds a bachelor's degree in economics from Kent State University and an MBA in finance from Youngstown State University.

Always involved in community affairs, he is currently chairman of the Endowment Committee for the Howland Community Church. He has also served as a trustee of St. Elizabeth's Hospital in Youngstown, as a board member of Wendell August Forge in Grove City, PA and as a faculty member of Youngstown State and Kent State Universities.